Exhibit 99.2

RADISYS CORPORATION
Fourth Quarter Conference Call

February 3, 2005
2:00 pm PST

Operator:	I’d like to welcome all of you to the RadiSys conference call and I’ll now introduce you to your host today, Mr. Scott Grout.

Scott Grout:	Thank you, Tyson.

Good afternoon and thank you for participating in the RadiSys fourth quarter conference call. In this call we will review our results for the fourth quarter as well as our outlook for the first quarter and then open the call up for questions. Participating in the call today are: Julia Harper, our CFO, Brian Bronson, our Chief Accounting Officer, and myself Scott Grout, President and CEO. Before we get started I’d like to turn the call over to Julia for a caution about forward-looking statements.

Julia:	Thanks Scott.

Any statements in this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today, which may be found on our web site at www.radisys.com, and in our SEC filings, including our 2003 Annual Report on Form 10-K. All information in this call is as of February 3, 2005. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Now I’ll turn the call back to you, Scott.

Scott:	Thank you, Julia.

We closed out a strong 2004 from a financial, a customer and a strategic standpoint and I am very proud of what our team accomplished. We continued to make excellent progress on our strategies of delivering turn-key, integrated solutions to our customers, growing our footprint in Asia and on our global supply-chain and outsourcing activities. For the full year, revenues were $245.8 million, an increase of 21% from revenues of $202.8 million in 2003. Net income for 2004 was up sharply to $13 million, or $.60 per diluted share, compared to a net income of $1.3 million or $.07 per diluted share in 2003.

In Q4, revenues were $62.7 million, up 13% from the same period prior year. Net income for the quarter was up 87% to $2.8 million, or $.13 per diluted share, versus net income of $1.5 million, or $.08 per diluted share for the fourth quarter of 2003. Results for the quarter also included an inventory sale of $1.4 million and a net restructuring charge of $1.4 million. We also generated $10 million in cash for the quarter and dropped our cash cycle time to a record of 42 days.

In the fourth quarter, as part of our strategy of providing modular, turn-key platform solutions, we announced our Promentum™ family of ATCA products as well as our new RadiSys Alliance Partner program. I’m very pleased to announce that this quarter we will deliver, as planned, our Promentum-6000 ATCA systems to a number of tier one customers. Our ATCA systems are designed to provide customers higher capacity, greater scalability, and higher density solutions, that are more manageable than prior generation products. The Promentum-6000 system will provide customers a highly reliable managed platform on which to build their new voice and data offerings and will enable our customers to bring more products to market, faster and at a lower total cost than previous proprietary solutions. Our Promentum-6000 system deliveries this quarter will mark a critical milestone in advancing our strategy of providing integrated and higher valued platform solutions to a broad set of communications equipment makers. Tier one customer engagement under ATCA solutions has been very strong, and our customers are anxiously anticipating delivery of these systems for their evaluation. Our ATCA solutions are primarily directed at the Service Provider market, and we achieved 40% revenue growth in that business in 2004.

In addition to our new ATCA offerings, we also plan to announce this quarter a series of modular computing solutions for customers in our Commercial markets, including medical, terminals and test and measurement. We expect these new products to be released in the third quarter of this year. These new modular products are in development now and will provide a family of high density, flexible solutions that will enable Commercial customers to achieve more rapid time to market with cost effective designs. These products will be a key driver for growth in our Commercial business, which realized revenue growth of 19% in 2004.

In addition to our progress on providing more complete solutions to our customers, we advanced well in 2004 on our strategy of establishing a more global footprint. We successfully put in place and ramped an Asia-based supply chain capability, increasing our overall globally outsourced supply from 30% to 65% with two top tier global manufacturing service providers. We believe this now gives us among the best quality, capacity and cost capabilities in our industry achieved with meaningfully lower capital investment requirements. In addition to our Asia supply-chain expansion, in the year we launched, staffed and began new product development in our Shanghai, China R&D center. We believe our new China design center, combined with our Asia-based supply-chain, positions us well to grow sales into this dynamic and growing region. In 2004 our Asia Pacific revenues increased 61% over 2003 and total international revenues grew from 51% to 61% of sales as we continue to execute our global expansion strategies.

To support our platform strategies and our global supply-chain initiatives, in the fourth quarter we incurred a net restructuring charge of $1.4 million. The restructuring charge consisted primarily of severance and related expenses for 61 of our employees. Some of the reductions, those associated with the outsourcing of manufacturing, are expected to be permanent. And, some of the reductions, those associated with expanding our systems capabilities, have been offset by new hires in the targeted areas of systems design, software development, systems validation and platform marketing and sales.

Finally, we were pleased to announce last week the addition of Lorene Steffes to our Board of Directors. Lorene is an industry veteran with 24 years of experience in the telecommunications and information technology sectors, and has held executive positions in a number of leading technology companies including IBM, Ameritech and AT&T Bell Labs. As vice president and general manager at IBM, Lorene headed the company’s multi-billion dollar, global electronics industry business and was credited with growing the solutions business in Asia across the telecommunications, media and a number of other key markets. Lorene’s international executive experience combined with her insights into software-rich, turn-key solutions will be valuable to RadiSys’ as we expand our position as a leading global provider of modular platforms for equipment makers.

Our fourth quarter revenues, excluding the $1.4 million inventory sale, were derived from our three markets as follows:

•	45%, or $27.3 million of fourth quarter revenues were from our Service Provider Systems market, which includes public network infrastructure, such as wireless networks, enhanced services and advanced messaging. Wireless networks represented 32% of total revenues for the quarter.

•	22%, or $13.4 million of fourth quarter revenues were derived from our Enterprise Systems market, which includes storage systems, network security, IT infrastructure and enterprise networking equipment.

•	33%, or $20.6 million, of fourth quarter revenues were from our Commercial Systems market, which includes medical imaging, medical diagnostics, transaction terminals, test and measurement, and semiconductor and manufacturing capital equipment. Medical systems represented 10% of total revenues.

Our service provider revenues were up again in Q4 with growth attributable to strength in our wireless and wireless messaging products. Our share of wallet continues to expand nicely within the wireless networking segment and we expect to offset the typical industry Q4 to Q1 seasonal declines within telecom, and deliver revenues in line with Q4.

Our enterprise business was soft in Q4 as projected earlier due to inventory that had built up in our customers’ channels. We now currently believe that this will continue in the first quarter with revenues slightly down sequentially. In the prior quarter we had indicated a build up of inventories in the channel related to several of our customers’ enterprise products. We believed that this was not a demand issue and expected inventories to be consumed by the end of the fourth quarter. Inventory is clearly being consumed, but in January we received indications that customer inventories still remained above their targeted levels and that some of their inventory targets have been temporarily reduced in the quarter to prepare for new software feature releases that they have planned.

We are working very closely with our top three customers in this segment to monitor the status of sell through and we do not believe that this is a signal of weakness in longer-term demand. Two of the three customers, as I have mentioned, have also temporarily reduced inventory target levels in preparation for pending software upgrades that they have planned for their products. Overall we do not believe that there is a change in our competitive position with these customers, or that there is a change in the strength of their positions in their markets.

Our commercial business was up again from Q3, with a very strong fourth quarter demand from transaction terminals. Our terminal business has been and will likely continue to be lumpy from quarter to quarter and will be down in Q1 from an exceptionally strong Q4. We are expecting to see continued growth in the first quarter in our medical and test and measurement sub-segments, but not enough to offset the quarter-to-quarter variance in terminal shipments and we expect to see our total commercial revenues decline in the first quarter.

Our top five customers for the quarter were Avaya, Comverse, Diebold, Nokia, and Nortel. Collectively, they represented about 63% of our revenues for the quarter. Nokia represented 31% of the quarter’s revenue and Diebold and Nortel each represented 10% of revenue. From a geographic perspective, approximately 51% of our fourth quarter business was in Europe, 43% was in North America, and 6% in Asia Pacific. Again, this breakdown excludes the $1.4 million inventory sale in Q4.

As mentioned earlier, we had a strong 2004 from a financial, a customer and a strategic perspective and we are proud of what we accomplished. With our progress in developing and delivering new turn-key platforms like ATCA and our expanding global operations and presence I believe we are very well positioned for continued leadership in a dynamic and growing market. With that I’d like to turn the call over to Julia who will give you some additional details about our fourth quarter financial results.

Julia:	Thanks, Scott.

As Scott mentioned, revenues from the prior quarter finished at $62.7 million, which was up 13% from the fourth quarter of the prior year. Our fourth quarter results include a $1.4 million end of life component inventory sale to one of our major customers. The inventory sale was recorded as revenue but did not generate any gross profit since the inventory was sold at cost. Without the inventory sale, fourth quarter revenue would have been $61.3 million.

Net income for the quarter was $2.8 million, or $.13 per diluted share, versus net income of $1.5 million, or $.08 per diluted share, a year ago. This represents an 87% increase in net income from the same period last year.

The results for the quarter include a net restructuring charge of $1.4 million. Without the restructuring charge, our net income was approximately $4.0 million, including an additional $254 thousand in tax expense, and our diluted earnings per share for the quarter was $.18. The restructuring charge consists of a $1.65 million charge for severance and related expenses associated with 61 employees less a $208 thousand net reversal of prior restructuring charges due to reductions in future lease obligations.

Our gross margin percentage for the fourth quarter was 32.3%. Without the $1.4 million inventory sale at zero margin, the fourth quarter gross margin percentage would have been 33% even. This is up half a point from in the prior quarter’s gross margin rate of 32.5%. The improvement is the result of moving more of our high volume products to our contract manufacturing partner in China. We currently expect first quarter gross margin to remain at approximately 33%.

Operating expenses in Q4, excluding intangible amortization and the restructuring charge, totaled $15.1 million, up about $288 thousand from the prior quarter, and in line with previous guidance. The increase was associated with R&D, and was due primarily to our investments in a number of modular products like ATCA, in line with our standard product strategy. The increase in R&D was partly offset by a decrease in G&A expenses, attributable to lower costs associated with achieving Sarbanes-Oxley compliance.

We devoted a significant amount of resources and effort to Sarbanes-Oxley Section 404 compliance in the latter part of 2003 and in the first three quarters of 2004. We are very pleased with the results of this effort so far and will get a final opinion from our auditors later in February after our 10-K audit review is complete. As a percentage of sales, R&D was 12.3%, up from 11.4% in the prior quarter, and SG&A was 11.7%, vs. 12.5% in the third quarter. We currently expect operating expenses to be down about $100 to $200 thousand sequentially in the first quarter.

Intangible amortization was $514 thousand in the fourth quarter and we expect it to remain at that level in the first quarter.

Non-operating income and expense moved into positive territory in the quarter, to $207 thousand of income versus an expense of $32 thousand in the prior quarter. Net interest income improved by $184 thousand as we are realizing higher yields on our investments in marketable securities. This was partially offset by an unfavorable foreign exchange impact from a weakening of the dollar relative to the Euro at the end of the fourth quarter. Assuming no further weakening of the dollar, we expect non-operating income of $500 and $600 thousand in the first quarter.

We booked a tax rate of 17.6% for the quarter and 20% for the full year, in line with our prior estimated full-year rate. We currently expect our 2005 tax rate to increase to approximately 27% and we expect to begin using this rate in the first quarter. The tax rate increase for 2005 is driven by an expected decrease in benefit derived from earnings in foreign jurisdictions which have tax rates lower than the US Federal 35% rate.

Our basic share count was 19.3 million and fully diluted shares increased to 24.1 million, as compared to 19.0 million for basic and 23.8 million for diluted, in the third quarter. This now includes an additional 4.2 million shares associated with our contingently convertible senior notes. The increase in basic share count in the fourth quarter is attributable to stock option exercises and ESPP purchases by our employees. We currently expect our fully diluted share count to be somewhere between 24.3 and 24.5 million shares for the first quarter.

Moving to the balance sheet, we continue to generate a nice level of cash flow and continue to reduce our cash cycle time. Our total for cash, short-term, and long-term investments increased $10 million to $199 million, vs. $189 million in the third quarter. Net cash increased to $89 million from $79 million at the end of the third quarter. We define net cash as cash and investments less our convertible debt at face value.

Our trade receivables increased by about $2 million to just under $43 million. DSO for the quarter was 62 days, up two days from the prior quarter. We currently expect our DSO to remain at about the same level for the first quarter.

Net inventory levels were just over $22 million versus $21.2 million in the prior quarter, and inventory turns were 7.7, down slightly from 7.9 in the prior quarter. We elected to build some inventory in the fourth quarter to ensure adequacy of supply for customer demand as we transition more of our high volume products to our China manufacturing partner. We currently expect our inventory balance to decline in Q1 and estimate that turns will improve to above 8.

Our cash cycle time decreased to another new low of 42 days, down from 43 days in the prior quarter, and, we currently expect that cash cycle time to remain at about the same level in the first quarter.

Capital expenditures and depreciation expense during the third quarter were both about $1.4 million. We expect capital expenditures to be flat to slightly higher in the first quarter and depreciation to remain about the same as in the fourth quarter.

Our shareholder’s equity balance increased by over $30 million in 2004, a 19% increase, with about half of the increase attributable to accumulated earnings and other comprehensive income.

With that I’ll turn it back over to Scott to talk about the outlook for Q1.

Scott:	Thank you, Juila.

Regarding our outlook for the first quarter, please note that this is our view as of today, and it is a forward-looking statement subject to risks and uncertainties as discussed earlier and in our press release made available earlier today.

We have a strong and growing position with leading customers across our end markets. We believe the markets we serve will continue to see growth in 2005 and that our position in these markets will continue to strengthen with our commitment to providing leading embedded solutions. We currently believe our combined addressable markets will experience mid to high single digit growth rates in 2005 and that we will grow faster than these markets for the year. We currently expect to see first quarter revenues in the range of $58 to $60 million and diluted earnings per share about equal to or slightly up from the fourth quarter.

We are making excellent progress on our new platforms and modular products and are excited to be delivering our first Promentum-6000 ATCA systems to a number of our most coveted customers over the next few weeks. This is in line with our strategy of enabling our customers to bring better products to market, faster and at a lower total cost

With that, I believe, Tyson, we are ready to open the call up for questions.

Operator:	Thank you, and we’ll take our first questions from the site of Christian Schwab. Go ahead please, your line is open.

Rob Martin:	Good afternoon, this is actually Rob Martin in for Christian. I had question on gross margins, with outsourcing now, can we expect to see sequential growth in or margin improvements throughout 2005? And I also have another question on the new Promentum ATCA product, how many customers are taking it in Q1? And any color on how many can we expect to take it through out ‘05?

Julia Harper:	Rob, I’ll get the gross margin question, first, and then I’ll pass it off to Scott to address the ATCA stuff. So, we do expect to see gross margin improvement over time as a result of outsourcing. The timing of exactly when we see that and how much we see really depends on a lot of different issues, including product mix, including our relationships with our customers as we go more toward outsourcing. But, there are a lot of benefits that we are deriving from outsourcing that go beyond the gross margin percentage. So, obviously we are seeing much less money tied up in working capital as we move down this path, we’re having to spend a lot less on capital expenditures, and we feel really good about having supply-chain capability close to a growing customer base in China. This isn’t just about gross margin improvement and I’ll reiterate that we expect to keep our gross margins somewhere in range of 32% to 35%. We’ve been gradually moving up in that range. I would hope to see that continue in the future, but I can’t tell you exactly what is going to happen and when.

Rob Martin:	Okay.

Scott Grout:	Rob, this is Scott, and I’ll take the ATCA question. With respect to ATCA systems, we expect to deliver systems to four tier one customers in the first quarter. I would expect that will increase as we go through the year, and I don’t know exactly what the number will be as we go through the year. But we start the first quarter with four and then grow from there.

Rob Martin:	Okay. And then I’ve got one more question, on the Nokia revenue opportunity. You guys have done a very good job on growing wallet share there. We’ve talked to their infrastructure group and they’re expecting a significant shift in, I mean, obviously a flat cap-ex spend, but a significant shift towards 3G. Can you give us any color on opportunities there?

Scott Grout:	Yes. So we are seeing the same thing across Nokia and other customers, the move to 3G. It has gone from trial deployment in sort of ‘03, early ’04, to now it looks like a pretty good commercial deployment. Our share of wallet in 3G is quite a bit higher than it has been in 2.5G and 2G. So our expectation is that we should see 3G revenues go up and our share of wallet in those deployments go up quite a bit. If you’ll allow me to take your question and just expand it a little bit, we are fortunate to have worked really hard to establish a good position with Nokia. New systems like ATCA will give us that same opportunity that really hasn’t existed in a lot of the other tier-1 equipment manufacturers.

Rob Martin:	Okay. And then I’ve actually got one more question. The weakness in your enterprise business...any visibility into when that could improve? By Q2?

Scott Grout:	I’d like to reiterate that our position with our customers within the enterprise market remains very strong. Our best view of their position in the marketplace remains very strong. There is not a strong growth change in either dimension that we see. They did run inventories up a bit in Q4 and need to come down a little bit. And the other key point is that two of our customers are reducing their inventory targets for this quarter as they prepare for a new software release. So that did not answer your question, but our expectation would be that the inventories do clear, and we get back to more normal run rates.

Rob Martin:	Okay, thank you.

Scott Grout:	Thanks, Rob.

Operator:	Thank you. And we’ll take our next question from the site of Chandon Sarkar. Go ahead please.

Scott Grout:	Good to hear from you.

Chandon Sarkar:	Nice hearing from you again. I have a question about, clarification really, on your earnings. You had these two offsetting charges, so it’s just a little confusing to me. Do you have sort of a pro forma number we can cling to?

Julia Harper:	For earnings?

Chandon Sarkar:	Right. I know you had these two offsetting charges and I’m trying to get an understanding of what your earnings would have been, had it not....

Julia Harper:	Yeah. So we said our earnings would have been $0.18 a share without the restructuring charge.

Chandon Sarkar:	Okay. And when you said that you expect to be about the same in the first quarter, you meant the $0.18, not the $0.13, right?

Julia Harper:	No, we mean we expect it to be flat with our GAAP earnings at $0.13, flat to slightly up from the $0.13.

Chandon Sarkar:	So you meant $0.13. All right, thanks very much.

Julia Harper:	Okay.

Scott Grout:	Thanks, Chandon.

Conference Coordinator:	Thank you. And we will take our next question from the site of Christopher Kinkade. Go ahead please.

Christopher Kinkade:	Just a further clarification on your EPS guidance for Q1. Does that include anything for restructuring?

Julia Harper:	No. We don’t expect to have any restructuring charges in Q1, Chris.

Christopher Kinkade:	Okay. Is it fair to say for 2005 modeling purposes, we should not expect any restructuring?

Julia Harper:	Well, I’m not willing to go out on that limb... But we don’t foresee any in the next quarter. If we continue further down the path of outsourcing, it is not unlikely that we could see further restructuring charges down the road, Chris.

Christopher Kinkade:	Fair enough. And then, also, could you spend a minute just reviewing the competitive landscape for ATCA and talk a little bit about how you’re really differentiating your solutions against others?

Scott Grout:	Sure. So, certainly the biggest competitor to ATCA overall is internal design and the customer, if they choose to stay with a vertically integrated design. I can tell you again the top dozen customers are very active in evaluating or moving to ATCA in their new program.

Now in terms of ATCA suppliers, there are a number of different companies out there, a division within Motorola called ECCG probably would be a principal competitor. When I look at our system from a volume standpoint, density is a bit higher. We accomplished the same job in a smaller space. We believe system management and maintainability and scalability of the system will be superior to what’s available out in the marketplace.

So as we get these systems into the labs of the customer, we believe that density will differentiate- that software and management and maintainability - will differentiate. And then as we move forward, moving from control plane, where we watch network to data plane or user plane, where you’re actually in the data flow. The product that we announced with network processor — packet processing capability should give us significant differentiation in the marketplace.

Last thing I would point to is we have experienced, particularly through Nokia delivering these kind of turnkey platforms with over 1,000 systems deployed with very good quality record and very robust design. So I think the experience and the confidence in being able to execute this is pretty high.

Christopher Kinkade:	Great, thanks a lot.

Scott Grout:	Okay, thank you very much.

Julia Harper:	Thanks, Chris.

Conference Coordinator:	Thank you. And we’ll take our next question from the site of Matt Petkun. Go ahead please.

Matt Petkun:	Hi, good afternoon. First question Scott, would just be on the medical market and your thoughts there. You’re kind of looking for growth within the end markets in mid-single digit range. Medical, if you look over the course of ’02 to now is basically flat from ’02 to ’04. And I know that’s been an area of focus in terms of diversification. What do you see going forward for that business?

Scott Grout:	So medical has been an area we’ve been investing in since probably mid-’03 or early ’03 timeframe. We’ve got some very nice wins there, with penetration into new customer systems that are just beginning to ramp now. You probably know much better than I do but typically we see an 18 to 24 month cycle from the time that we begin working on a project till it turns into revenue. Medical should be just a bit longer than that because they have certifications that they need to go through. But my expectation as we go through ’05, is that some of the programs that we won in late ’03 and through ’04 will begin ramping nicely for us.

Julia Harper:	Yeah.

Matt Petkun:	Okay.

Julia Harper:	Definitely, expect to see growth in that business this year.

Matt Petkun:	Okay, good.

Scott Grout:	We’ve been investing and I’m pretty happy with the results that we’ve achieved there.

Matt Petkun:	Okay. And then in the service provider market, it does look like maybe there’s a little bit or slight improvement in what you would maybe characterize as landline base business. What are your thoughts going forward for landline? I know there’s been a pickup in the end-markets when we’re looking at things like cable and on-demand and those types of things for optical landline networking, any opportunities for you there?

Scott Grout:	So I think the biggest opportunity would be the move to IP and voice over IP technology, soft switch technology. ATCA, again, is extremely well suited for these kinds of applications. So I think, in the longer term, the big opportunity for us from a landline perspective is in wireless with ATCA. Landline has been a little slower to recover than wireless over the last couple of years and I’m expecting them to pickup a bit in ’05.

Matt Petkun:	Okay. And then finally, I know you’re not characterizing design wins anymore, but I’m interested if you could characterize ATCA. Obviously it’s going to vary from project-to-project and customer-to-customer, but the ATCA related activity versus more traditional PICMG 2.16 activity. And what are you really doing from a design perspective, is it wholly ATCA or is that just a small portion of what’s going on?

Scott Grout:	So ATCA has definitely picked up a lot of momentum in the last six to nine months. And my definition of momentum is that the top dozen equipment makers out there are actively evaluating the architecture, looking at suitability for different applications, planning and integrating it into their product development plan. This is going from a pretty closed vertical industry to one now where there’s merchant supply opportunities this migration has moved along very nicely from my perspective, even better than I had expected.

So, where we’re at in overall ATCA deployment, is now systems are starting to come to market from us and others and evaluation is taking place. We get feedback from customers, update the design based on that feedback. And then as we talked about before, I would expect to start seeing actual incorporation into the design as we go through the year this year.

In terms of 2.16, there is 2.16 deployment, but I have to say that new wins, particularly at the system level for 2.16 are falling and will continue to fall as ATCA begins to pickup momentum. 2.16 is a good architecture from a standard’s perspective in getting a merchant supply capability but ATCA is quite a bit superior from a capacity standpoint, density standpoint, horsepower , I/O, power dissipation. So it’s really been designed from Day 1 to be a suitable telecom infrastructure architecture.

Matt Petkun:	Okay. And one more follow-up question to that. The Promentum-6000, you talked about four customers taking shipments of the Promentum. I’ve assumed you were just referring to the platform, the 6000, were you also referring to all of them carrying boards along with it?

Scott Grout:	So it’s definitely the chassis and the boards. So these are equipped systems.

Matt Petkun:	Okay.

Scott Grout:	Chassis, board, software, integration.

Matt Petkun:	Will we get to see a new top ten or top five customer in the mix in 2005? It’s been kind of the same cast of characters for a while now.

Julia Harper:	Well we sure hope so, Matt. We’d like to.

Scott Grout:	We’re investing heavily to open ourselves up to a lot more market opportunity.

Matt Petkun:	Okay, thank you.

Scott Grout:	Thanks, Matt.

Conference Coordinator:	Thank you. And we’ll take our next question from the site of Abel Beyene. Once again if you’d like to ask a question, you may do so at anytime by pressing the star and 1 on your touchtone phone. And again, if your question has been previously answered or you’d like to withdraw, you may do so by pressing the pound sign. Abel your line is open.

Abel Beyene:	Julia could you go back and just talk about the tax rate again?

Julia Harper:	Yeah.

Abel Beyene:	Can you just go over that again for us please?

Julia Harper:	First talk about 2004, holistically, and then I’ll talk about 2005.

Abel Beyene:	Okay.

Julia Harper:	We started 2004 booking a 25% tax rate. And I think in the third quarter we announced that we expected that to be lower, because we were seeing more of our sales and earnings in other jurisdictions outside of the US, which incur much lower tax rates versus the 35% federal rate in the US. So, we had a lower tax rate in both Q3 and Q4. We trued up our whole year rate up to the new 20% rate that we estimated, in Q3, and we actually ended up booking 20% on a whole year basis. So Q3, we only had a 12% tax rate, Q4 we had about 17.5% tax rate. For next year we expect it to go up mainly because the amount of sales and earnings in those other jurisdictions, relevant to our total, is not expected to be as significant. And so it impacts our whole year tax rates, taking it up from about 20% in 2004 to our estimate right now 27% in 2005.

Abel Beyene:	So that’s a good rate to use for the whole Fiscal year?

Julia Harper:	Yeah, I would use 27% for the whole year at this point.

Abel Beyene:	Okay. And your outsourcing initiative, last conference call I think you talked about a goal of outsourcing 70% of units, where are you in reaching that goal?

Julia Harper:	Yeah, we’re about 55% now, so we’re pretty close. And I would say our goal now Abel is to get that to 70% to 75% plus.

Abel Beyene:	Feasible within this fiscal year?

Julia Harper:	Definitely.

Scott Grout:	And we’re fortunate it’s gone pretty well meaning, that transition went really well for us in ’04.

Abel Beyene:	Just one thing, I don’t think I heard this properly, your top 5 was that 63% or 53%?

Julia Harper:	63%.

Abel Beyene:	63%. Okay.

Julia Harper:	Yes.

Abel Beyene:	Okay, finally on ATCA, you said this business grew 40% year-over-year in 2004, is that correct?

Scott Grout:	For service provider, yes.

Julia Harper:	Yes.

Abel Beyene:	Okay. So what sort of growth are you expecting in ’05, now that your customers will be not only evaluating but also maybe towards the tail end of the year begin incorporating this into the design?

Scott Grout:	So, I think you should know we don’t give full-year guidance, but we did talk about our current view of the end markets growing mid to high single digits and being able to grow faster than that collectively. I can tell you our service provider segment grew really nicely in ’04, we expect it to grow really nicely in ’05 as well.

Abel Beyene:	Okay. Thank you very much.

Scott Grout:	Okay, thanks Abel.

Julia Harper:	Thanks, Abel.

Conference Coordinator:	Thank you. We’ll take our next question from the site of David Duley. Go ahead please.

David Duley:	Okay, good. A couple of questions on ATCA. When you talk about, four tier-1 customers have taken down ATCA boards and chassis from you, then you said that the total would grow, does that mean growing from four. So throughout the year we might have growth from four customers to eight, or more than four customers per quarter?

Scott Grout:	So first of all, we will start delivery this quarter on schedule, so they haven’t taken them down yet. We have the first four lined up, want to make sure we do a great job at supporting them and supporting their evaluation. As we get experience on what our ability is to support multiple simultaneous evaluations, we’ll sort of spec out what’s next. I can tell you from a demand side, there’s more demand for evaluation systems than we can probably handle. I just want to make sure we do a very good job on these evaluations with these customers. So I think as we gain a little bit of experience here, we’ll be able to figure out what we can support in the field as we go through the year.

David Duley:	I’m trying to refer to your earlier statements that the number will grow throughout the year. Is it just going to be four per quarter or we’re going to grow like go from four to six by the third quarter to eight by the fourth quarter, a total number of eight by fourth quarter or should we be adding four per quarter?

Scott Grout:	Again, I took a long time to answer your question and the bottom line is, I don’t know at this point. It depends on how much capacity we have to support it.

David Duley:	When you say that you’re going to deliver them and they’re looking at them, would you have historically counted this as a design win if you were still talking about design wins?

Scott Grout:	No.

David Duley:	So this is kind of pre-design win.

Scott Grout:	Yes it is.

David Duley:	Of the four OEMs you plan to deliver to, could you help us understand what type of application buckets that they might be in?

Scott Grout:	Predominantly wireless and security.

David Duley:	The security has to do with wireless networks or data networks or landlines or....

Scott Grout:	So I would say more landline wireless for security.

David Duley:	Okay. So that’s a good thing in that you basically have more than one vertical bucket so to speak, as it relates to the four initial customers.

Scott Grout:	Definitely so.

David Duley:	Okay. A question around the guidance. I’m a little confused you said without the one time restructuring charge, your earnings would have been $0.18, but that’s not a pro-forma number because that still includes amortization, correct?

Julia Harper:	Right.

David Duley:	Okay, so $0.13 cents is the GAAP number and you would have done $0.18 without the restructuring charge and something slightly higher if we’re actually going to calculate a pro-forma number, whatever the $500 thousand....

Julia Harper:	If your definition of pro-forma excludes amortization expense, yes.

David Duley:	Right. Okay. So, now with your guidance statements, basically this quarter includes $1.4 million charge and next quarter doesn’t, there’s not that much change in the top line. Margins are flat, operating expenses are down, so what am I missing as to why your GAAP EPS numbers will be down if there are no restructuring in the first quarter?

Julia Harper:	So a big piece of it is the tax rate, Dave. 17% and 27% quarter-over-quarter.

David Duley:	Okay. Then I don’t think that explains the nickel difference here, so what’s the balance?

Julia Harper:	Well, so top line is down...

David Duley:	Okay.

Julia Harper:	...and there’s the tax rate change, that’s pretty much it.

David Duley:	Okay, fair enough. And you mentioned your terminal business, I haven’t heard you guys actually talk about the transaction terminal business in a long, long time. Can you reminds us of the applications that you might be working in here or what end markets we’re talking about?

Scott Grout:	The terminal business includes point-of-sales, transaction terminal, ATM, that kind of business. If you look back over history, you will see I think Q2 last year was pretty high, Q3 was down, Q4 was really high. So it does come sort of in fits and starts for us in those kind of applications.

David Duley:	So that’s why Diebold is in the top 5 this quarter?

Julia Harper:	Yes.

Scott Grout:	Yeah.

David Duley:	Okay. And finally from me, two final questions. Are the ACTA wins, the boards you’re delivering, are there Intel architecture or is it Motorola?

Scott Grout:	Intel architecture.

David Duley:	Okay. And how many open requisitions for jobs do you currently have?

Julia Harper:	I guess about 20.

David Duley:	And is that up recently?

Julia Harper:	I think about the same as what has been running the last quarter or two.

David Duley:	Okay.

Scott Grout:	So as we mentioned, some of the restructuring was due to permanent outsourcing manufacturing and some was due to skill change, more systems capability and software capability.

David Duley:	Okay. Oh, I guess I do have one final one you’re starting off the year with your guidance call at $59 million, that would be down year-over-year a couple of million.

Julia Harper:	So you got to look back at the same quarter last year, we had a $3 million inventory sale on that number.

David Duley:	In the $61 million number.

Julia Harper:	Yeah. So when you pull that out it’s really $58 million that you’d have to compare it to.

David Duley:	Okay.

Julia Harper:	Okay.

David Duley:	Never mind with the rest of the question then.

Julia Harper:	Okay.

Scott Grout:	Thanks, David.

David Duley:	Thank you.

Julia Harper:	Bye.

Conference Coordinator:	Thank you. And we’ll take our next question from the site of Chris Young. Go ahead please.

Chris Young:	Hi guys, how are you doing today?

Julia Harper:	Good, how are you Chris?

Chris Young:	My question is on the revenue guidance for Q1, $59 million at the midpoint. Being up, slightly year-over-year excluding the $3 million wash sale back in Q1 of last year. And still, looking at your guidance for the full year, when you’re talking about the markets growing mid to high single digits and that you will grow faster than that. I guess that assumes in Q2, Q3, and Q4 that there’s a pretty solid ramp off of the Q1. I wonder if you could just provide color, some commentary there?

Scott Grout:	So a couple of things happened in Q1. One is the telecom content of our business has gone up quite a bit. In seasonality, it does seem to be coming back within telecom. So, looking at Q1 relative to out quarters for telecom, we expect, in general, spending to be up. The other thing as we talk about in Q1, is we do have the inventory hangover on three of our enterprise customers that we don’t believe is structural and will come back to more normal run rate. And then the final thing that I would reference as we have talked about earlier is our content of 3G and 3G deployment is going up pretty nicely. And our expectations and conversations with customers are that that should go pretty well in 2005.

Julia Harper:	And now we have another category in there too, Chris, so we still expect to see some nice growth from some of the investments we’ve been making with some of our medical and test and measurement customers also this year.

Chris Young:	Okay. So it will be fair to say that in Q2, Q3 or Q4, there would be, obviously going to be, in order to hit “growing faster than our customers from the mid to high single digits”, we’re talking about a fairly significant ramp after Q1, is that correct?

Scott Grout:	And I think it’s correcting the run rate for Q1, getting back to more normal run rates. I know there’s a number of ways to grow on top of that.

Julia Harper:	Yeah.

Chris Young:	Okay. Great, thank you very much.

Julia Harper:	Thanks, Chris.

Scott Grout:	Thanks.

Conference Coordinator:	Thank you. We’ll take our next question from the site of Joan Tong.

Joan Tong:	Good afternoon. I got a question regarding your operating leverage. And I think in the past you talked about, if your revenue ramps at a $65 million to $70 million run rate on a quarterly basis, you’re looking for a 10% to 15% operating margin. Is it still hold true with your development in ATCA and all this stuff going on, what should we think about the leverage in 2005?

Julia Harper:	So, Joan, first I want to clarify exactly what we said. We said is that in the high $60 million to $70 million range, we can hit the low-end of that operating margin target range, of 10% to 15%. So that means 10% to 11% if we hit in the $60s to about $70 million. And yes we do still believe that that’s achievable.

Joan Tong:	Okay. All right, great thanks.

Julia Harper:	Thanks, Joan.

Scott Grout:	Thanks, Joan.

Conference Coordinator:	Thank you. And once again if you’d like to ask a question, please press the star and 1 on your touchtone phone. We’ll take our next question from the site of Christian Schwab. Go ahead please.

Christian Schwab:	My question has been answered, thank you.

Conference Coordinator:	Okay. Once again if you’d like to ask a question, please press the star and 1 on your touchtone phone. We’ll pause a moment for any further questions. And at this time Mr. Grout, it appears that you’ve adequately presented and answered all questions.

Scott Grout:	Okay. So, Tyson, thank you very much. Thanks very much for your support and I look forward to chatting with all of you over the next couple of weeks. Thanks.

Conference Coordinator:	This concludes today’s teleconference, you may now disconnect and have a wonderful evening.

END